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                                                                  Exhibit 21.1

                      Subsidiaries of the Registrant

               Name                                Jurisdiction
               ----                                ------------

     Benedict Acquisition Corp.                    Delaware

     Breakaway Capital I LLC                       Delaware

     Breakaway Capital Inc.                        Delaware

     Breakaway Securities Corporation              Massachusetts

     Breakaway Solutions Ltd.                      England

     Celtic Acquisition Corp.                      Pennsylvania

     Data Cyr Corporation                          Delaware

     Donald Acquisition Corp.                      Delaware

     Web Yes, Inc.                                 Massachusetts